EXHIBIT 99.1

CONTACT:

Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447

Geoff Curtis
WeissComm Partners
Cell (312) 550-8138
gcurtis@weisscommpartners.com
IDM Pharma to Raise $25 Million in
Registered Direct Offering
IRVINE, Calif. – (PR NEWSWIRE) – June 21, 2007 – IDM Pharma, Inc. (Nasdaq: IDMI) today announced that it has obtained definitive agreements from investors to purchase approximately 7.1 million shares of its common stock. Under the terms of the offering, IDM will also issue five-year warrants to purchase an aggregate of approximately 2.4 million additional shares of IDM’s common stock at an exercise price of $4.06 per share. The shares of common stock and warrants will be purchased at the negotiated price of $3.50 per unit. The closing of the transaction is expected to take place on or about June 25, 2007, subject to the satisfaction of customary closing conditions.
The shares and warrants are being offered under an effective shelf registration statement previously filed with the Securities and Exchange Commission. Rodman & Renshaw, LLC served as sole placement agent for the offering.
IDM estimates net proceeds from the financing will be approximately $23.5 million after deducting placement agent fees and offering expenses. The company intends to use the net proceeds of the financing for working capital and general corporate purposes, including the company’s activities related to gaining marketing approval of its lead product candidate, MTP-PE(mifamurtide for injection), formerly known as Junovan in the US and known as MEPACT in Europe, in both the U.S. and Europe.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and the prospectus supplement can be obtained from Rodman & Renshaw, LLC, 1270 Avenue of the Americas, 28th Floor, New York, NY 10020, Fax: 212-430-1711.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, MTP-PE

(mifamurtide for injection), formerly known as Junovan in the US and known as MEPACT in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM’s applications requesting marketing approval of MTP-PE for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy are under review by the U.S. Food and Drug Administration, or FDA, in the United States and by the European Medicines Agency, or EMEA, in Europe. IDM is jointly developing UVIDEM, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with sanofi-aventis. EP-2101 is currently being tested in non-small cell lung cancer (NSCLC) patients in a Phase II clinical trial and is composed of multiple tumor-specific CTL epitopes selected from tumor-associated antigens.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes and the presentation described in this press release will include forward-looking statements that reflect management’s current views of future events including statements regarding the review of the submissions for marketing approval of MTP-PE (mifamurtide for injection), formerly known as Junovan in the US and known as Mepact in Europe by the FDA and the EMEA. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of MTP-PE (mifamurtide for injection), the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for MTP-PE (mifamurtide for injection), although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the opinion of the FDA’s Oncologic Drug Advisory Committee that the results of the Company’s Phase III trial do not provide substantial evidence of effectiveness of MTP-PE (mifamurtide for injection) in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for MTP-PE (mifamurtide for injection), which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of MTP-PE (mifamurtide for injection), which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve MTP-PE (mifamurtide for injection) within the time frame expected by the Company or at all, and whether the Company will be able to manufacture MTP-PE (mifamurtide for injection) even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.